Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2003 RESULTS

•                  Digital Video Customers up 184,900 to 401,400, 14% Penetration

•                  High-Speed Data Customers up 83,700 to 852,800, 22% Penetration

Bethpage, N.Y., May 13, 2003 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2003.

Consolidated operating income amounted to $60.7 million for the first quarter 2003, up 70% from  $35.8 million in the comparable 2002 period.  Consolidated first quarter results from continuing operations reflect net revenues of $982.2 million, an 8% increase compared to $911.2 million in the prior year period.  Consolidated Adjusted EBITDA grew 36% to $299.2 million from $220.1 million in the year-ago period.  Adjusted EBITDA is defined as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan and restructuring charges or credits.  Please refer to page 7 for a reconciliation of Adjusted EBITDA to operating income.

The quarter’s Telecommunications Services net revenues rose 7% to $633.8 million, operating income decreased 20% to $77.9 million due to a 23% increase in depreciation and amortization and a $3.7 million stock plan expense in 2003 compared to an $11.3 million credit in 2002.  Adjusted EBITDA increased 12% to $246.7 million primarily due to continued strong growth from Optimum Online - the company’s high-speed data service and Lightpath - the company’s commercial telephone business.

For the first quarter, Rainbow Media’s Core Networks’ (AMC, The Independent Film Channel (IFC), WE: Women’s Entertainment (WE) and Consolidated Regional Sports) net revenues improved 19% to $139.8 million, operating income increased 50% to $49.7 million and Adjusted EBITDA increased 49% to $58.8 million compared to the year-ago quarter due to solid revenue gains coming from advertising and affiliate fees.

Cablevision President and CEO James L. Dolan commented:  “The company’s cable, Lightpath and high-speed businesses continued to perform well in the first quarter, fueled largely by strong demand for Cablevision’s high-speed data and digital video offerings.  Optimum Online continues to enjoy the industry’s highest penetration rate at 22%, while iO: Interactive Optimum posted especially impressive subscriber gains, almost doubling its subscriber number to more than 400,000 in the first quarter.”

Mr. Dolan continued: “Rainbow Media’s national networks also generated outstanding results in the first quarter, driven largely by significant growth in advertising revenue at AMC and WE: Women’s Entertainment.”

Progress on the Growth Plan and Other Recent Accomplishments

In August of 2002, Cablevision announced a comprehensive plan to provide stability, clarity and growth.  By the end of the first quarter, the company had executed significant portions of this “growth plan” and accomplished other positive steps.  Highlights include:

•                  Accelerated significantly the rollout of our digital products and services

•                  Since August 2002, digital ready homes have grown from 1.1 million to nearly 3.8 million at March 31, 2003

•                  Reduced Telecommunications Services’ capital expenditures from $1.1 billion in 2002 to between $750 and $775 million in 2003 (estimated)

•                  Participated in the sale of Northcoast’s PCS licenses to Verizon for $750 million

•                  Sold Bravo to NBC for $1.25 billion

•                  Received a $75 million investment from Quadrangle Capital Partners LP

•                  Finalized new agreement with Scientific-Atlanta and have been aggressively rolling out boxes at an average price of $215 per box

•                  Announced the continuation of our successful sports partnership with News Corporation

•                  Reached a one-year accord with YES Network which will allow all Cablevision customers to choose whether or not to receive the service

•                  Consolidated call centers, helping to streamline our business

•                  Call centers were reduced from 15 to 6 as of May 8, 2003

•                  Exited consumer electronics business with the sale of THE WIZ

•                  Listed Clearview Cinemas for sale – completed two transactions for $28 million

•                  Reduced workforce by 3,000 employees

•                  Added three new outside board members

Mr. Dolan said, “Cablevision’s first quarter increases in revenue, operating income and Adjusted EBITDA reflect the company’s continued execution of the growth plan outlined last year.  We remain focused on accelerating new product rollouts, increasing our return on capital and reaching free cash flow in 2004.”

The company is comprised of three business segments:  (i) Telecommunications Services, (ii) Rainbow and (iii) Madison Square Garden.  Results of each follow.

Telecommunications Services

Telecommunications Services is comprised of:

•                  Consumer Services:  analog video, digital video, high-speed data (HSD), residential telephony and R&D/Technology, and

•                  Business Services:  Lightpath’s commercial telephony, high-speed data and broadband businesses throughout the New York metropolitan area.

Consumer Services

First quarter net revenues increased 6% to $594.6 million, operating income decreased 20% to $78.9 million, and Adjusted EBITDA rose 10% to $231.5 million compared to the year-earlier period.  Highlights include:

•                  4,217,900 Revenue Generating Units, up 6% from December 2002 and up 17% compared to March 31, 2002

•                  401,400 iO: Interactive Optimum digital video customers, nearly 185,000 new customers added during the quarter — 14,200 per week

•                  852,800 Optimum Online HSD customers, more than 82,700 new customers added during the quarter - 6,400 per week — and a 22.3% HSD penetration of homes released compared to 17.9% in March 2002

•                  Total consumer services revenue per basic video customer for March 2003 increased 8% to $67.02 compared to $62.17 in March 2002

•                  A loss of 11,600 cable customers in the quarter - March and April recorded gains of 4,700 and 6,500 cable customers, respectively, with 5,900 new cable customers added thus far in May

•                  Advertising revenue rose 12% due to strong national and regional sales

•                  Adjusted EBITDA margin of 38.9%, up from 37.5% in March 2002, due to continued strong HSD revenue growth resulting from significant new customer additions as well as service rate increases.

Business Services - Lightpath

Achieved an 18% increase in net revenues to $43.3 million, a 54% improvement in operating loss to $1.0 million, and a 63% increase in Adjusted EBITDA to $15.2 million, compared to the prior year period.  Highlights include:

•                  A 15% increase in the number of buildings on-net

•                  Nearly doubled the number of Business Class Optimum Online customers to 18,600 compared to 9,600 in March 2002

•                  35.0% Adjusted EBITDA margin compared to 25.2% for the year-ago period due to continued strong revenue growth at Business Class Optimum Online, strong transmission revenue growth, and workforce expense reductions implemented last year.

Rainbow

Rainbow Media Holdings, Inc. (Rainbow), a wholly-owned subsidiary of the company, includes the following businesses:  AMC, IFC, WE (each 20% owned by MGM), muchmusic usa (to be rebranded Fuse on May 19, 2003), Mag Rack and five local News 12 Networks operating on Long Island, in New Jersey, Westchester, Connecticut and the Bronx, as well as three local MetroChannels and Rainbow Advertising Sales Corp.  Rainbow, through its 60% ownership interest in Regional Programming Partners (40% owned by Fox Sports), also owns interests in Madison Square Garden, Radio City Entertainment, and five regional Fox Sports Net channels outside the New York market, and Rainbow owns a 50% interest in the Fox Sports Net national service.

AMC/IFC/WE

First quarter 2003 net revenues increased 23% to $104.2 million, operating income increased 56% to $42.9 million, and Adjusted EBITDA grew 55% to $49.0 million compared to the year-ago period.  The strong growth was primarily due to higher affiliate fee revenue as well as strong advertising revenue growth at AMC and WE.  Highlights include:

•                  A 17% increase in the number of IFC viewing subscribers to 26.8 million

•                  A 12% increase in the number of WE viewing subscribers to 43.7 million

•                  Advertising revenue comprised 20% and 34%, respectively, of AMC’s and WE’s revenue

•                  AMC’s prime time rating rose 9% compared to the year-earlier period.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida and Fox Sports Net Ohio, both of which are 60% owned by Rainbow.  First quarter 2003 net revenues grew 10% to $35.5 million, operating income rose 18% to $6.9 million, and Adjusted EBITDA increased 24% to $9.7 million compared to the prior year period.  The strong growth was primarily the result of solid increases in both affiliate fee and advertising revenue.

Non-Consolidated Regional Sports (Fox Sports Net Chicago, Bay Area and New England)

First quarter net revenues grew 12% to $58.9 million.  Operating income decreased 14% to $6.2 million, primarily due to stock plan expense in 2003 compared to a credit in 2002.  Adjusted EBITDA rose 25% to $7.9 million, compared to the year-earlier period, primarily due to strong affiliate fee revenue and a 24% increase in advertising revenue.

Non-Consolidated Fox Sports Net

Fox Sports Net’s viewing subscribers totaled 74.6 million at the end of the quarter, compared to 73.7 million in the prior year period.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, muchmusic usa, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow start-up ventures.  First quarter net revenues of $42.6 million represent a 6% increase, an operating loss of $33.8 million represents a 6% improvement, and the Adjusted EBITDA deficit of $20.0 million represents a 36% improvement, all compared to the year-earlier period.  The revenue increase was primarily due to higher revenue resulting from an increase in home video sales by IFC Films and higher advertising and affiliate revenue from Metro Channel.  The significant reduction in the operating loss and Adjusted EBITDA deficit was attributable primarily to strong Metro TV revenue growth due to higher affiliate fee revenue combined with lower programming and marketing expenses, lower levels of investment at IFC Films and IFC Productions, and reduced expenses at both Mag Rack and News 12 Networks.

Madison Square Garden

Madison Square Garden’s businesses include MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex, and Radio City Music Hall.  First quarter 2003 net revenue totaled $208.4 million, unchanged from the prior year period.  The operating loss improved 51% to $1.8 million compared to a $3.5 million operating loss in the first quarter of 2002.  Adjusted EBITDA for the quarter was $14.2 million compared to $9.3 million in the prior year period.  The lower operating loss and the 54% increase in Adjusted EBITDA compared to the prior year quarter were primarily due to a decrease in luxury tax expense related to the NY Knicks, partly offset by higher player compensation.

Assets Held For Sale

The operating results for the theatres, retail electronics and Bravo network have been reported as discontinued operations, net of tax, in the company’s condensed consolidated operations data for all periods presented.

The company continues to evaluate alternatives for the Clearview Cinemas theatre chain.  Thus far, two transactions have taken place, netting proceeds of approximately $28.0 million, which was used to reduce the company’s bank debt.

Recent Developments
Fox Put

In March 2003, Rainbow and Fox Sports Networks agreed on a $110.0 million purchase price for Fox Sports Network’s directly-held 50% interest in Fox Sports Net Bay Area and a $40.0 million purchase price for the directly-held 50% interest in Fox Sports Net Chicago, payable in the form of two three-year promissory notes to be issued by Regional Programming Partners.  The transaction is expected to close in the second quarter of 2003.

Both of these regional sports businesses will be included in the Consolidated Regional Sports financial results upon completion of the transaction.

Verizon Wireless to Purchase Northcoast Communications Spectrum Licenses

In December 2002, Northcoast Communications announced an agreement to sell its spectrum licenses covering 50 U.S. markets to Verizon Wireless for approximately $750.0 million in cash.  Of the gross proceeds, approximately $60.0 million will be used to retire the Northcoast FCC related debt.  The balance of the proceeds will be distributed to Northcoast’s partners.  Cablevision plans to use its share, approximately $635.0 million, to pay down bank debt.  The transaction is expected to close in the second quarter of 2003.

2003 Outlook

The company expects to achieve its previous guidance provided on February 11, 2003 except for:

•                  Telecommunications Services Adjusted EBITDA is estimated to grow between 16% and 18%, down from 18% to 20%.  This is primarily due to higher programming costs related to the YES transaction.

•                  Capital expenditures for Telecommunications Services and Corporate between $750 and $775 million, up from $725 million, due to higher second set digital box penetration resulting from strong acceptance by customers for the new digital video offering.

Non-GAAP Financial Measures

We define Adjusted EBITDA as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present “Adjusted EBITDA” as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes Adjusted EBITDA is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted EBITDA and similar measures with other titles is a common performance measure used by investors, analysts and peers to compare performance in our industry.  Internally, we use Revenue and Adjusted EBITDA measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of Adjusted EBITDA to Operating Income, please see page 7 of this release.

The Adjusted EBITDA results for the first quarters of 2003 and 2002 include $5.5 million and $6.1 million, respectively, in expenses related to the company’s long-term incentive plan.  This expense had previously been excluded from Adjusted EBITDA.  This change has been made in conjunction with the requirements set forth in the recently enacted Regulation G, which regulates the use of non-GAAP financial measures.  Please refer to the schedules on pages 12 and 13 that adjust the quarterly results for 2002 for such expense.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve 3 million households located in the New York metropolitan area.  The company’s advanced telecommunications offerings include its Lightpath integrated business communications services; its Optimum-branded high-speed Internet service and iO: Interactive Optimum, the company’s digital television offering.  Cablevision’s Rainbow Media Holdings, Inc. operates programming businesses including AMC, The Independent Film Channel (IFC) and other national and regional services.  In addition, Rainbow is a 50 percent partner in Fox Sports Net.  Cablevision also owns a controlling interest and operates Madison Square Garden and its sports teams including the Knicks and Rangers.  The company operates New York’s famed Radio City Music Hall and owns and operates Clearview Cinemas, one of the tri-state area’s leading motion picture exhibition circuits.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Frank J. Golden
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 1Q 2003 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2700

Conference call replay number (973) 341-3080 / pin #3830628 until May 20th

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002

Revenues, net	$982,150	$911,176

Adjusted EBITDA	$299,193	$220,115
Stock plan income (expense)	(6,983)	18,014
Restructuring credits	4,464	—
Operating income before depreciation and amortization	296,674	238,129
Depreciation and amortization	235,932	202,293
Operating income	60,742	35,836

Other income (expense):
Interest expense, net	(123,705)	(118,124)
Gain (loss) on investments, net	17,429	(418,450)
Gain (loss) on derivative contracts, net	(10,708)	295,539
Minority interests	(56,649)	(43,913)
Other items, net	(27,908)	(15,008)
Loss from continuing operations before income taxes	(140,799)	(264,120)
Income tax benefit	20,840	27,465
Loss from continuing operations	(119,959)	(236,655)
Loss from discontinued operations, net of taxes (including loss of $12,844 on the sale of the retail electronics business in 2003)	(20,457)	(12,975)
Net loss	$(140,416)	$(249,630)

LOSS PER SHARE:

Basic and diluted net loss per share:
Loss from continuing operations	$(0.43)	$(0.82)
Loss from discontinued operations	$(0.07)	$(0.05)
Net loss	$(0.50)	$(0.87)
Weighted average common shares (in thousands)	281,742	288,269

ADJUSTMENTS TO EBITDA

The following is a description of the adjustments to EBITDA included in this earnings release:

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of stock appreciation rights granted under our employee stock option plan, a charge related to the redemption of RMG stock option shares and a charge related to the issuance of restricted shares.

•                  Restructuring charges (credits).  This adjustment eliminates the charges (credits) associated with estimated costs related to the elimination of positions, facility realignment, reduction in required digital set top box commitments and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands, except per share data)

(Unaudited)

CAPITALIZATION

Actual March 31, 2003

Cash	$223,158

Bank debt	2,082,000
Collateralized indebtedness	1,560,960
Senior notes and debentures	3,692,004
Subordinated notes and debentures	599,147
Capital lease obligations	83,402
Redeemable preferred stock	1,544,294
Exchangeable preferred stock	76,146
Debt and preferred stock	$9,637,953

LEVERAGE

Debt and preferred stock	$9,637,953
Less: collateralized indebtedness (1), exchangeable preferred stock (1) and cash	(1,860,264)
Net debt and redeemable preferred stock	$7,777,689

	Actual		Pro Forma (4)
Consolidated net debt and redeemable preferred/Adjusted EBITDA (2)	6.2	x	5.7	x
Restricted Group leverage (Bank Test)	5.95	x	5.4	x
Notes and debentures ratio (3)	5.95	x	5.4	x

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.  Exchangeable preferred stock is excluded from the leverage calculation as it is exchangeable into either common stock or payable in cash at the Company’s option.

(2)                      Under the terms of Madison Square Garden’s bank credit agreement, Adjusted EBITDA for Madison Square Garden is based on a trailing 12 months for purposes of calculating leverage and covenant compliance.

(3)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the notes and debentures were issued.  The Restricted Group annualized running rate EBITDA (as defined) for March 31, 2003 was $1,016,400.

(4)                      Pro forma to reflect proceeds of $635,000 from Northcoast license sale.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES

	Three Months Ended March 31,
	2003	2002	% Change

Consumer Services	$594,619	$560,324	6.1%
Business Services	43,312	36,805	17.7%
Eliminations*	(4,127)	(4,069)	(1.4)%
Total Telecommunications	633,804	593,060	6.9%
AMC/IFC/WE	104,245	84,832	22.9%
Consolidated Regional Sports	35,545	32,306	10.0%
Subtotal Core Networks	139,790	117,138	19.3%
Developing/Other	42,595	40,213	5.9%
Eliminations*	(5,775)	(5,433)	(6.3)%
Total Rainbow	176,610	151,918	16.3%
MSG	208,406	207,097	0.6%
Eliminations**	(36,670)	(40,899)	10.3%
Total Cablevision	$982,150	$911,176	7.8%

*                             Represents intra-segment revenues.

**                      Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA

	Operating Income (Loss)			Adjusted EBITDA*
	Three Months Ended March 31,		% Change	Three Months Ended March 31,		% Change
	2003	2002		2003	2002

Consumer Services	$78,897	$99,161	(20.4)%	$231,519	$210,188	10.1%
Business Services	(1,016)	(2,194)	53.7%	15,151	9,272	63.4%
Total Telecommunications	77,881	96,967	(19.7)%	246,670	219,460	12.4%
AMC/IFC/WE	42,893	27,461	56.2%	49,046	31,751	54.5%
Consolidated Regional Sports	6,856	5,806	18.1%	9,741	7,839	24.3%
Subtotal Core Networks	49,749	33,267	49.5%	58,787	39,590	48.5%
Developing/Other	(33,783)	(35,983)	6.1%	(19,992)	(31,187)	35.9%
Total Rainbow	15,966	(2,716)	—	38,795	8,403	—
MSG	(1,756)	(3,544)	50.5%	14,245	9,260	53.8%
Other	(31,349)	(54,871)	42.9%	(517)	(17,008)	97.0%
Total Cablevision	$60,742	$35,836	69.5%	$299,193	$220,115	35.9%

*                             Adjusted EBITDA excludes restructuring credits of $4.5 million in the three months ended March 31, 2003.  Also excludes actual stock plan (expense) income of $(7.0) million and $18.0 million in the three months ended March 31, 2003 and 2002, respectively.  Adjusted EBITDA includes the long-term incentive plan expenses of $5.5 million and $6.1 million in the three months ended March 31, 2003 and 2002, respectively.  The long-term incentive plan expenses are cash awards to senior executives of the company that vest over varying periods, some of which are performance based.  A Supplemental Schedule is attached that reflects Adjusted EBITDA on a quarterly basis for 2002.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	March 31, 2003	December 31, 2002	March 31, 2002
CONSUMER SERVICES

Homes Passed	4,375,355	4,369,385	4,344,095
Basic Video Customers	2,951,660	2,963,215	3,000,950
Digital Video Customers	401,420	216,545	24,100
High-Speed Data Customers	852,835	770,125	559,765
Residential Telephone Customers	12,000	12,240	13,120
Total Revenue Generating Units	4,217,915	3,962,125	3,597,935
Basic Video Penetration	67.5%	67.8%	69.1%
Customer Relationships (a)	3,015,338	3,015,239	3,028,459

iO - Digital Video

Homes Released	3,758,615	3,353,675	685,930
Customers	401,420	216,545	24,100
Penetration of Basic Video Customers	13.6%	7.3%	0.8%

Optimum Online - High-Speed Data

Homes Released	3,827,475	3,696,140	3,127,270
Customers (b)	852,835	770,125	559,765
Penetration	22.3%	20.8%	17.9%

Optimum Telephone - Residential

Homes Marketed	157,320	157,320	157,320
Customers	12,000	12,240	13,120
Penetration	7.6%	7.8%	8.3%

Consumer Revenues for the three months ended ($millions, except per customer data)

Video (c)	$465	$456	$459
Advertising	19	27	17
Other (d)	17	16	22
Total Video Revenues	501	499	498
High-Speed Data	88	77	57
Residential Telephone and Other	6	7	5
Total Consumer Revenue	$595	$583	$560
Average Consumer Revenue per Basic Video Customer	$67.02	$65.56	$62.17

BUSINESS SERVICES

Buildings on-net	1,525	1,505	1,330
Access Lines	140,035	146,200	132,095
Fiber Miles (e)	112,905	110,370	58,295
Route Miles	2,215	2,180	1,447

(a)                      Number of customers who receive at least one level of service without regard to which service they subscribe.

(b)                     Includes 18,600 business modem customers as of March 31, 2003, 16,600 as of December 31, 2002 and 9,600 as of March 31, 2002.

(c)                      Video revenue includes analog, digital, PPV and VOD revenue.

(d)                     Other consumer revenue includes installation revenue, guide revenue, and other product offerings.

(e)                      Fiber miles include Westchester region, previously excluded.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS (Cont'd)

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
CAPITAL EXPENDITURES

Consumer premise equipment	$101,518	$63,095
Scalable infrastructure	10,890	31,793
Line extensions	4,241	7,780
Upgrade/rebuild	23,961	57,873
Support	5,534	35,268
Total Consumer	146,144	195,809
Commercial	8,885	28,212
Total Telecommunications	155,029	224,021
Rainbow	5,851	15,967
MSG	903	7,534
Other	3,933	10,468
Total Cablevision	$165,716	$257,990

NON-CONSOLIDATED REGIONAL SPORTS – Managed Businesses

100% of these affiliated entities’ net revenues, operating income and Adjusted EBITDA are reflected below:

	Three Months Ended March 31,
	2003	2002	% Change
Non-Consolidated Regional Sports
Revenues, net	$58,869	$52,557	12.0%
Operating income	6,161	7,191	(14.3)%
Adjusted EBITDA	7,877	6,279	25.4%

Note:       Regional Sports includes Fox Sports Net Chicago, Fox Sports Net Bay Area and Fox Sports Net New England in which Rainbow holds a 30% effective ownership interest.

	Viewing Subscribers March 31,		Basic Subscribers March 31,
	2003	2002	2003	2002
	(in thousands )
SUBSCRIBERS
AMC	72,800	72,100	80,500	79,100
IFC	26,800	23,000	66,900	60,500
WE	43,700	39,000	66,400	61,100
muchmusic usa	26,600	22,800	59,100	55,500
Consolidated Regional Sports (Florida & Ohio)	8,000	7,800	8,600	8,400
Non-Consolidated Fox Sports Networks (Bay Area, New England, Chicago)	10,500	10,600	11,600	11,600
Fox Sports Net	74,600	73,700	83,000	82,000

2002 PRO FORMA SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

Cablevision Systems Corporation

REVENUE

	4Q02	3Q02	2Q02	1Q02	2002
Consumer Services	$583.4	$569.5	$567.5	$560.3	$2,280.7
Business Services	41.9	39.7	39.9	36.8	158.3
Eliminations	(7.5)	(4.0)	(4.0)	(4.0)	(19.5)
Total Telecommunications	617.8	605.2	603.4	593.1	2,419.5
AMC/IFC/WE	98.6	86.7	87.0	84.8	357.1
Consolidated Regional Sports	33.5	41.3	43.0	32.3	150.1
Subtotal Core Networks	132.1	128.0	130.0	117.1	507.2
Developing/Other	59.0	41.5	44.0	40.2	184.7
Eliminations	(6.2)	(5.8)	(5.8)	(5.4)	(23.2)
Total Rainbow	184.9	163.7	168.2	151.9	668.7
MSG	312.0	116.8	154.8	207.1	790.7
Eliminations	(39.4)	(36.4)	(32.1)	(40.9)	(148.8)
Total	$1,075.3	$849.3	$894.3	$911.2	$3,730.1

PRO FORMA ADJUSTED EBITDA

	4Q02	3Q02	2Q02	1Q02	2002
Consumer Services	$231.9	$236.8	$226.4	$210.2	$905.3
Business Services	16.3	16.3	11.1	9.3	53.0
Total Telecommunications	248.2	253.1	237.5	219.5	958.3
AMC/IFC/WE	31.3	33.1	40.2	31.8	136.4
Consolidated Regional Sports	11.2	14.7	15.0	7.8	48.7
Subtotal Core Networks	42.5	47.8	55.2	39.6	185.1
Developing/Other	(18.9)	(21.0)	(23.2)	(31.2)	(94.3)
Total Rainbow	23.6	26.8	32.0	8.4	90.8
MSG	36.7	15.8	51.3	9.2	113.0
Other	(16.2)	3.7	(19.5)	(17.0)	(49.0)
Total	$292.3	$299.4	$301.3	$220.1	$1,113.1

OPERATING INCOME (LOSS)

	4Q02	3Q02	2Q02	1Q02	2002
Consumer Services	$84.0	$65.9	$113.5	$99.2	$362.6
Business Services	(0.1)	1.3	(3.0)	(2.2)	(4.0)
Total Telecommunications	83.9	67.2	110.5	97.0	358.6
AMC/IFC/WE	25.4	27.5	30.6	27.5	111.0
Consolidated Regional Sports	8.4	12.1	5.0	5.8	31.3
Subtotal Core Networks	33.8	39.6	35.6	33.3	142.3
Developing/Other	(21.6)	(36.5)	(25.0)	(36.0)	(119.1)
Total Rainbow	12.2	3.1	10.6	(2.7)	23.2
MSG	19.6	(0.5)	40.9	(3.6)	56.4
Other	(62.5)	(59.3)	(55.6)	(54.9)	(232.3)
Total	$53.2	$10.5	$106.4	$35.8	$205.9

RECONCILIATION OF PRO FORMA ADJUSTED EBITDA TO OPERATING INCOME

	4Q02	3Q02	2Q02	1Q02	2002
Pro forma Adjusted EBITDA	$292.3	$299.4	$301.3	$220.1	$1,113.1
Bad debt expense (Adelphia)	—	—	(16.3)	—	(16.3)
Stock plan income (expense)	(10.0)	(5.3)	38.8	18.0	41.5
Restructuring credits (charges)	2.4	(74.2)	(4.5)	—	(76.3)
Operating income before depreciation and amortization	284.7	219.9	319.3	238.1	1,062.0
Depreciation and amortization	231.5	209.4	212.9	202.3	856.1
Operating income	$53.2	$10.5	$106.4	$35.8	$205.9

2002 PRO FORMA SUPPLEMENTAL INFORMATION (Cont'd)

(Dollars in millions)

(Unaudited)

Fox Sports Chicago & Bay Area

REVENUE

	4Q02	3Q02	2Q02	1Q02	2002
Fox Sports Chicago	$26.2	$29.0	$29.2	$26.3	$110.7
Fox Sports Bay Area	14.0	18.2	18.2	14.2	64.6
Total	$40.2	$47.2	$47.4	$40.5	$175.3

ADJUSTED EBITDA

	4Q02	3Q02	2Q02	1Q02	2002
Fox Sports Chicago	$1.6	$5.1	$4.5	$1.5	$12.7
Fox Sports Bay Area	2.9	4.9	5.1	3.2	16.1
Total	$4.5	$10.0	$9.6	$4.7	$28.8

OPERATING INCOME

	4Q02	3Q02	2Q02	1Q02	2002
Fox Sports Chicago	$0.9	$4.6	$5.4	$1.8	$12.7
Fox Sports Bay Area	2.3	4.7	5.9	3.6	16.5
Total	$3.2	$9.3	$11.3	$5.4	$29.2

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME

	4Q02	3Q02	2Q02	1Q02	2002
Adjusted EBITDA	$4.5	$10.0	$9.6	$4.7	$28.8
Stock plan income (expense)	(0.6)	(0.2)	2.3	1.3	2.8
Operating income before depreciation and amortization	3.9	9.8	11.9	6.0	31.6
Depreciation and amortization	0.7	0.5	0.6	0.6	2.4
Operating income	$3.2	$9.3	$11.3	$5.4	$29.2

The employee long-term incentive plan expense of $23.5 million in 2002 is included in adjusted EBITDA; breakdown by quarter is as follows:  1Q $6.1, 2Q $6.0, 3Q $4.3, 4Q $7.1.

Pro forma Adjustments to 2002 Adjusted EBITDA

1.                           The WIZ, theatres and Bravo operating results classified to discontinued operations in accordance with GAAP.

2.                           The bad debt provision of $16.3 million due to Adelphia communications bankruptcy is excluded.

3.                           Reclass of $3.3 million of expenses in Other from discontinued operations.